Exhibit 23.2
James I. Lundy, III
  Attorney at law

1701 Pennsylvania Avenue, nw
Suite 300
Washington, DC 20006
(202) 349-7130
(202) 318-4623

JILundyIII@Verizon.net
January 6, 2009
Southwest Bancorp, Inc.
608 South Main Street
Stillwater, Oklahoma 74074
Ladies and Gentlemen:
I have served as special legal counsel to Southwest Bancorp, Inc. (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (a) 70,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share of the “Company; (b) a warrant dated December 5, 2008 to purchase common stock, par value $1.00 per share, of the Company; and (c) the 703,753 shares of Common Stock for which the Warrant may be exercised.
I hereby consent to the use of my name in the Registration Statement and in the related prospectus under the caption “Legal Matters.” In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/s/ James I. Lundy, III